Exhibit 99.1

For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports Second Quarter Results

FEDERAL WAY, Wash. (July 30, 2010) – Weyerhaeuser Company (NYSE: WY) today reported net earnings of $14 million for the second quarter, or 7 cents per diluted share, on net sales of $1.8 billion.

This compares with a net loss of $106 million, or 50 cents per share, on net sales from continuing operations of $1.4 billion for the same period last year.

SIGNIFICANT SECOND QUARTER 2010 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Loss on early extinguishment of debt	$(33)	$(0.16)
Wood Products asset sales	$5	$0.03

Excluding these items, the company reported net earnings of $42 million, or 20 cents per diluted share, in the second quarter of 2010.

SIGNIFICANT SECOND QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Charge ($ millions)	Charge per share (dollars)
Alternative fuel mixture credits	$72	$0.34
Impairments and reserves for Real Estate assets	$(36)	$(0.17)
Corporate restructuring and asset impairments	$(30)	$(0.14)
Closures, restructuring and asset impairments, primarily for Wood Products	$(14)	$(0.07)
Litigation and insurance settlements	$14	$0.07
Gain on sale of closed facilities	$13	$0.06

Excluding these items, the company’s net loss was $125 million, or 59 cents per share, in the second quarter of 2009.

“In the second quarter we returned to profitability and all businesses were cash positive from operations,” said Dan Fulton, president and chief executive officer. “I’m encouraged by our ability to profitably manage operations in an uncertain climate and with the lack of a sustained housing recovery. On July 11, we announced the final major milestone in our plan to become a REIT by declaring our special dividend. We look forward to the benefits that the REIT structure will bring to our shareholders.”

SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2010	2Q 2009	Change
Net earnings (loss)	$14	$(106)	$120
Earnings (loss) per diluted share	$0.07	$(0.50)	$0.57
Net sales	$1,805	$1,391	$414

SEGMENT RESULTS FOR SECOND QUARTER

(Contributions (Charges) to Pre-Tax Earnings)

Millions	2Q 2010	2Q 2009	Change
Timberlands	$70	$66	$4
Wood Products	$(3)	$(162)	$159
Cellulose Fibers	$74	$100	$(26)
Real Estate	$27	$(50)	$77

TIMBERLANDS

	2Q 2010	1Q 2010	Change
Contribution to pre-tax earnings (millions)	$70	$81	$(11)

2Q 2010 Performance – The segment’s earnings declined in the second quarter compared to the first, as lower earnings from disposition of non-strategic timberlands were partially offset by increased earnings from operations.

Second quarter included pre-tax gains of $14 million from disposition of non-strategic timberlands, compared to $31 million in the first quarter. Earnings from operations increased due to improved log price realizations, primarily in the west. This increase was partially offset by additional silviculture spending and seasonally higher road expenses for US operations. Losses related to international operations were $4 million in the second quarter, unchanged from first quarter levels. Weyerhaeuser continues to defer timber harvest.

3Q 2010 Outlook – Excluding the disposition of non-strategic timberlands, Weyerhaeuser expects third quarter operating earnings from the segment to be lower than second quarter. The company expects lower log prices and seasonally higher silviculture costs.

WOOD PRODUCTS

	2Q 2010	1Q 2010	Change
Charge to pre-tax earnings (millions)	$(3)	$(19)	$16

2Q 2010 Performance – Excluding the pre-tax items noted below, the segment’s results improved by $52 million, resulting in a significantly smaller loss in the second quarter.

•	Second quarter included pre-tax gains of $8 million from the sale of assets.

•	First quarter included pre-tax gains of $40 million from the sale of certain British Columbia forest licenses and associated rights, and $4 million from the sale of a sawmill.

Although second quarter market conditions were extremely volatile, quarterly average sales realizations improved across nearly all product lines in the second quarter compared to the first. Sales volumes for most products increased moderately compared to very low first quarter levels. These improvements were partially offset by higher log costs.

Market conditions deteriorated substantially beginning in mid-May. Sales realizations for lumber and oriented strand board declined sharply. The company also experienced a considerable drop in sales volumes for engineered wood products. The segment reduced operating rates significantly in the latter half of the quarter to match lower market demand.

3Q 2010 Outlook – Weyerhaeuser expects a significantly larger loss from the segment in the third quarter compared to the second quarter. The company expects average price realizations for lumber and oriented strand board to drop below first quarter levels.

CELLULOSE FIBERS

	2Q 2010	1Q 2010	Change
Contribution to pre-tax earnings (millions)	$74	$19	$55

2Q 2010 Performance – The segment’s earnings improved substantially in the second quarter compared to the first due to significantly higher average price realizations. Energy costs also declined. As in the first quarter, the segment incurred significant costs associated with planned annual maintenance, with outages at three mills compared to two in the first quarter.

3Q 2010 Outlook – Weyerhaeuser expects third quarter earnings from the segment to improve substantially compared to the second quarter. As no annual maintenance outages are scheduled for the third quarter, the company anticipates lower maintenance costs and improved production. Average pulp price realizations are expected to increase from second quarter levels.

REAL ESTATE

	2Q 2010	1Q 2010	Change
Contribution to pre-tax earnings (millions)	$27	$31	$(4)

2Q 2010 Performance – Second quarter earnings were comparable to first quarter, as a decline in sales of partnership interests was offset by higher earnings from single-family home building operations and increased land and lot sales.

Second quarter included earnings from single-family homebuilding operations of $14 million, compared to a loss of $5 million in the first quarter. Second quarter also included gains of $13 million on the sale of land and lots, compared to gains of $3 million in the first quarter. First quarter included gains of $33 million on the sale of two partnership interests.

Homebuilding operations closed 625 single-family homes in the second quarter, a 59 percent increase from first quarter. Margins on single-family homes closed also improved.

3Q 2010 Outlook – Weyerhaeuser expects breakeven results from single-family homebuilding operations in the third quarter. The company expects fewer single-family home closings and slightly lower margins. Weyerhaeuser does not anticipate any significant land, lot or partnership sales in the third quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2009, we employed approximately 14,900 employees in 10 countries. We have customers worldwide and generated $5.5 billion in sales in 2009. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 30 to discuss second quarter results.

To access the conference call from within North America, dial (877) 296-9413 (access code – 53832851) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 53832851). Replays will be available for one week at (800)

642-1687 (access code – 53832851) from within North America and at 1-(706) 645-9291 (access code – 53832851) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q2 2010 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the third quarter of 2010, including the company’s markets; lower log prices, seasonally higher silviculture costs and lower operating earnings in Timberlands; lower sales realizations for lumber and oriented strand board, increased realizations for engineered wood products and lower earnings in the Wood Products segment; lower expenses for annual planned maintenance, increased production, higher pulp price realizations and earnings in the Cellulose Fiber segment; declines in home sale closings earnings in our single-family homebuilding operations; and adjustments in tax rates and tax liabilities related to a REIT conversion.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company’s manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.